Cumberland House
1 Victoria Street
Hamilton HM 11
P.O. Box HM 98
Hamilton HM AX
Bermuda
(441) 296-7667
fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	John F. Burke
Annuity & Life Re (Holdings), Ltd.
441-296-7667

ANNUITY & LIFE RE MARCH 31, 2003 EARNINGS REPORT

Hamilton, Bermuda, May 15, 2003, 5:00 p.m. ET – Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today reported financial results for the three month period ended March 31, 2003. The Company reported a net loss of $(52,474,816) or $(2.03) per fully diluted share for the three month period ended March 31, 2003 as compared to net income of $10,433,630 or $0.39 per fully diluted share for the three month period ended March 31, 2002. The loss in the first quarter of 2003 was primarily the result of losses associated with recaptures and terminations of life and annuity reinsurance agreements and adverse claims experience under the Company’s life reinsurance agreements.

During the first quarter of 2003, the Company negotiated the recapture and termination of certain of its reinsurance agreements, including several life reinsurance agreements and two of its annuity reinsurance agreements, including its agreement with Ohio National. In connection with these recaptures and terminations, the Company incurred losses of approximately $(39,585,000), resulting from the net write down of deferred acquisition costs and cash payments made to cedents net of reserve releases associated with the recaptures and terminations, partially offset by the reversal of cumulative unrealized losses in the embedded derivative under the Ohio National agreement. The net loss for the three months ended March 31, 2003 was also affected by reported claims under the Company’s life reinsurance agreements that exceeded the Company’s expectations. A reduction in investment income and increased operating expenses resulting from the renegotiation of employment arrangements and other employee compensation, increased costs of insurance for directors and officers liability coverage and increased legal and audit fees also contributed to the Company’s net loss for three months ended March 31, 2003.

Net realized investment gains for the three month period ended March 31, 2003 were $1,663,868 or $0.06 per fully diluted share as compared with net realized investment losses of $(321,708) or $(0.01) per fully diluted share for the three month period ended March 31, 2002. The increase in net realized investment gains during the three months ended March 31, 2003 was attributable to the strong credit quality of the Company’s portfolio and the low interest rate environment.

Unrealized gains on the Company’s investments were $5,406,527 at March 31, 2003, as compared with $6,162,525 at December 31, 2002. The Company’s investment portfolio currently maintains an average credit quality of AA. Cash used by operations for the three month period ended March 31, 2003 was $8,435,060, compared to cash provided from operations of $14,327,629 for the three month period ended March 31, 2002. Book value per share at March 31, 2003 was $8.23 compared to $10.28 at December 31, 2002.

Life Segment Results

Life segment loss for the three month period ended March 31, 2003 was $(45,146,168), as compared with segment income of $7,226,698 for the three month period ended March 31, 2002. The significant segment loss in the first quarter of 2003 was primarily due to a loss of approximately $(34,090,000) relating to the recaptures of life reinsurance agreements by our cedents, reflecting the write down of deferred acquisition costs and cash payments made to cedents net of reserve releases. Segment loss for the three months ended March 31, 2003 was also affected by continuing adverse claims experience under the Company’s reinsurance agreements.

Annuity Segment Results

Annuity segment loss for the three month period ended March 31, 2003 was $(7,870,476), as compared with income of $2,936,401 for the three month period ended March 31, 2002. The segment loss in the first quarter of 2003 was primarily due to a loss of $(4,875,000) related to the termination of the Company’s annuity reinsurance agreement with Ohio National, its second largest such agreement, and the termination of another annuity reinsurance agreement which produced a net loss of ($620,000). The loss related to the termination of the Ohio National agreement is net of the reversal of cumulative unrealized losses in the embedded derivative associated with that agreement. Also, in the first quarter of 2003, there was a loss of approximately $(1,000,000) on another annuity reinsurance agreement reflecting a change in mortality assumptions by the cedent under the contract.

Jay Burke, Chief Executive Officer and Chief Financial Officer of the Company, commented,

“During the first quarter of 2003, we made progress toward downsizing the Company to a level where it can expect to support its life reinsurance business requirements. We have completed other recaptures in the second quarter and are in discussions with other cedents regarding additional recaptures and terminations. The second quarter recaptures are not reflected in our results for the first quarter. My expectation is that the recapture and termination activity will subside after the second quarter.

“As I’ve mentioned before, we hope that 2003 will be the year we stabilize the Company, but we continue to face a number of difficult challenges. In April, our largest cedent of guaranteed minimum death benefits drew down the trust accounts and letters of credit collateralizing their statutory reserve cession to us. Citibank, the issuer of the letters of credit, is not currently demanding payment for the letters of credit drawn in excess of the collateral we had already posted, however it has reserved its right to do so in the future.

“Also in April, we eliminated the Manulife letter of credit that was issued for the benefit of our U.S. operating subsidiary, and we recently reduced our unsecured letters of credit with Citibank by another $5 million.

“As I’ve mentioned before, we continue to explore all strategic alternatives for the Company.”

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could materially and adversely affect the Company’s operations and financial condition and/or cause the Company’s actual results of operations or financial condition to differ from those expressed or implied in the Company’s forward-looking statements include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with the Company’s current business and to fund the Company’s continuing operations; the Company’s ability to reduce or otherwise satisfy the Company’s collateral obligations through novations, recaptures or otherwise; the Company’s ability to increase its financial ratings; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; the Company’s success in managing its investments; the Company’s ability to maintain the listing of its common shares on the New York Stock Exchange; changes in mortality, morbidity and claims experience; the Company’s ability to make accurate estimates and assumptions regarding future mortality, persistency, lapses, expenses and investment performance based upon historical results and information provided to it by its cedents; the Company’s ability to underwrite business; unanticipated withdrawal or surrender activity; changes in market conditions, including changes in interest rate levels; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the Company’s ability to attract and retain clients; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation that directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents the Company has filed with the Securities and Exchange Commission, and in particular, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on the Company’s behalf.

Conference Call Information

May 16, 2003, 9:00 a.m. Eastern Time
719-457-2692 or 800-310-1961, Code # 479890

The call will be available for replay for seven days following the conference call. The replay numbers are:
719-457-0820 or 888-203-1112, Code # 479890.

This press release and the attached financial statements are available in the “Press Releases” section of the Company’s website at www.alre.bm/releases_2003.html. Certain financial information that has been made available to financial analysts, and which may be discussed on the conference call, is available in the “Financial Reports” section of the Company’s website at www.alre.bm/reports.html.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in U.S. dollars)

	For the Three Months Ended March 31,

	2003	2002

Revenues
Net premiums	$61,365,914	$78,006,891
Investment income, net of related expenses	8,158,689	24,589,790
Net realized investment gains (losses)	1,663,868	(321,708)
Net change in fair value of embedded derivatives	13,754,859	1,590,098
Surrender fees and other revenues	1,390,247	3,896,125

Total Revenues	$86,333,577	$107,761,196

Benefits and Expenses
Claim and policy benefits	$75,089,440	$58,815,606
Interest credited to interest sensitive products	4,871,759	17,922,346
Policy acquisition costs and other insurance expenses	52,501,064	15,636,118
Collateral costs	—	1,295,704
Operating expenses	6,346,130	3,657,792

Total Benefits and Expenses	$138,808,393	$97,327,566

Net (Loss) Income	$(52,474,816)	$10,433,630

Net (loss) income per common share
Basic	$(2.03)	$0.41
Diluted	$(2.03)	$0.39

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars)

	March 31, 2003	December 31, 2002

	(unaudited)
Assets
Cash and cash equivalents	$146,503,623	$152,930,908
Fixed maturity investments at fair value (amortized cost of $147,315,720 and $146,487,903 at March 31, 2003 and December 31, 2002)	153,360,710	153,415,429
Funds withheld at interest	1,018,528,844	1,427,093,380
Accrued investment income	1,711,831	2,141,338
Receivable for reinsurance ceded	92,249,886	93,669,173
Deposits and other reinsurance receivables	12,828,459	25,025,453
Deferred policy acquisition costs	143,691,268	187,913,648
Other assets	3,752,274	2,508,858

Total Assets	$1,572,626,895	$2,044,698,187

Liabilities
Reserves for future policy benefits	$256,908,708	$269,619,809
Interest sensitive contracts liability	998,608,700	1,443,143,080
Other reinsurance liabilities	89,304,437	51,139,164
Payable for investments purchased	118,152	—
Accounts payable and accrued expenses	11,469,694	12,459,423

Total Liabilities	$1,356,409,691	$1,776,361,476

Stockholders’ Equity
Preferred shares (par value $1.00; 50,000,000 shares authorized; no shares outstanding)	$—	$—
Common shares (par value $1.00; 100,000,000 shares authorized; 26,283,128 and 26,106,328 shares outstanding at March 31, 2003 and December 31, 2002)	26,283,128	26,106,328
Additional paid-in capital	335,186,168	335,334,932
Notes receivable from stock sales	(699,458)	(1,626,493)
Restricted stock (577,800 shares at March 31, 2003)	(2,358,457)	(2,514,693)
Accumulated other comprehensive income	5,406,527	6,162,525
(Deficit)	(147,600,704)	(95,125,888)

Total Stockholders’ Equity	$216,217,204	$268,336,711

Total Liabilities and Stockholders’ Equity	$1,572,626,895	$2,044,698,187

ANNUITY AND LIFE RE (HOLDINGS), LTD.
SEGMENT RESULTS
(Unaudited and in U.S. dollars)

Three Months Ended	Life	Annuity
March 31, 2003	Reinsurance	Reinsurance	Corporate	Consolidated

Revenues	$60,169,987	$24,103,131	$2,060,459	$86,333,577
Benefits and Expenses	105,316,155	31,973,607	1,518,631	138,808,393

Segment (Loss) Income	$(45,146,168)	$(7,870,476)	$541,828	$(52,474,816)

Total Assets	$446,513,145	$1,043,908,700	$82,205,050	$1,572,626,895

Fully Diluted Earnings per Share	$(1.75)	$(0.31)	$0.02	$(2.03)

Book Value per Share				$8.23

Three Months Ended	Life	Annuity
March 31, 2002	Reinsurance	Reinsurance	Corporate	Consolidated

Revenues	$79,146,044	$26,915,754	$1,699,398	$107,761,196
Benefits and Expenses	71,919,346	23,979,353	1,428,867	97,327,566

Segment Income	$7,226,698	$2,936,401	$270,532	$10,433,630

Total Assets	$566,428,888	$1,588,375,551	$161,250,407	$2,316,054,846

Fully Diluted Earnings per Share	$0.27	$0.11	$0.01	$0.39

Book Value per Share				$15.71